Exhibit 99.1

FOR IMMEDIATE RELEASE                                January 21, 2004
---------------------

For further information contact:                     Pamela G. Boone
                                                     Vice President Finance, CFO
                                                     636-733-1600

--------------------------------------------------------------------------------

                            MAVERICK TUBE CORPORATION
                Reports Fourth Quarter and Full Year 2003 Results

--------------------------------------------------------------------------------


     St. Louis, January 21, 2004 ---- Maverick Tube Corporation (NYSE:MVK) announced today its results for the quarter and year ended December 31, 2003. The Company reported fourth quarter net income of $13.0 million, or $0.31 per share, compared to a net loss in the same quarter last year of $569,000, or $0.01 per share. Income during the quarter was reduced by $1.1 million, or $0.02 per share, due to adjustments associated with the disposition of idled assets, severance costs and certain internal reorganization costs. Differences between actual and expected tax benefits increased the quarterly effective tax rate by 4 percentage points, which reduced net income by $0.02 per share. For the full year of fiscal 2003, the Company recorded net income of $23.0 million, or $0.55 per share, compared to net income of $3.4 million, or $0.09 per share, in the prior year. Net sales were $243.2 and $884.3 million, respectively, for the quarter and year ended December 31, 2003, up from net sales of $124.8 and $452.9 million for fourth quarter and full year of 2002.

     Total tons of the Company's U.S. energy related products shipped during the fourth quarter increased to 143,229 tons, up 52%, compared to the fourth quarter of 2002. This increase was primarily due to a 31% increase in drilling rates in the U.S. during the quarter compared to the fourth quarter of fiscal 2002, with a 36% increase in gas related drilling, a 10% increase in oil related drilling and increased exports to Canada. Energy shipments in Canada increased 53%, up to 92,521 tons, during the fourth quarter over last year's rate, with drilling levels increasing 46% from the fourth quarter of last year. Fourth quarter shipments of the Company's industrial products increased to 95,085 tons, or 177% compared to the fourth quarter of fiscal 2002, primarily attributable to the Company's acquisition at the end of 2002. Excluding shipments associated with this acquisition, the Company's industrial products increased 24% compared to the fourth quarter of 2002.

     Gregg Eisenberg, President and CEO said, "The rig count moved ahead 31% in the U.S. and 46% in Canada compared to last year. However, imports into the U.S. were up 81% from a year ago and 18% from last quarter. Inventory held by distributors and end users declined 8% from the prior quarter. As a result, domestic OCTG shipments in the U.S. were up 39% and down 20% from last year and from last quarter, respectively. In Canada, domestic shipments of OCTG products increased 46% from last year and 3% from the last quarter."

     Eisenberg went on to say, "Maverick's energy business was very strong during the quarter, benefiting from higher volumes and market shares across the board. Product prices improved slightly and operating costs were reduced. Maverick's industrial business, was also improved due to the earlier acquisition of the conduit division, but seasonally weak on a "same stores" basis from the prior quarter. Despite the previously announced raw material cost pressures, we expect profitability in our business to remain strong into 2004."

     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2002.

                               - Table attached -

                            MAVERICK TUBE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
             For the Fourth Quarter and Year Ended December 31, 2003
        (In thousands, except rig count, tons shipped and per share data)
                                   (Unaudited)



                                                   Fourth Quarter Ended December 31,           Year Ended December 31,
                                                      2003                  2002               2003              2002
                                            --------------------------------------------------------------------------------
Average U.S. Rig Count                                         1,109                847             1,031               831
Average Canadian Rig Count                                       412                283               373               262

Tons shipped                                                 339,903            194,795         1,281,644           740,852

Net sales (1)                                               $243,201           $124,840          $884,317          $452,913
Cost of goods sold (1)                                       202,557            116,753           783,353           409,916
                                            ------------------------- ------------------ ----------------- -----------------
Gross profit                                                  40,644              8,087           100,964            42,997
Selling, general and administrative                           15,800              8,233            55,614            34,032
Restructuring charges (2)                                        584                861               584             1,186
Partial trade case relief (3)                                  (154)             (2,709)           (1,104)           (2,709)
Reorganization charges (4)                                       528                  -               528                 -
                                            ------------------------- ------------------ ----------------- -----------------
Income from operations                                        23,886              1,702            45,342            10,488
Interest expense (1)                                           2,484              1,562             9,637             4,325
                                            ------------------------- ------------------ ----------------- -----------------
 Income from continuing operations before
  income taxes                                                21,402                140            35,705             6,163
Provision for income taxes (1)                                 8,427                709            12,748             3,277
                                            ------------------------- ------------------ ----------------- -----------------
 Income (loss) from continuing operations
                                                              12,975               (569)           22,957             2,886
 Gain on disposal of DOM facility (5)                              -                  -                 -               518
                                            ------------------------- ------------------ ----------------- -----------------
Net income (loss)                                            $12,975              ($569)          $22,957            $3,404
                                            ========================= ================== ================= =================
Diluted earnings (loss) per share from
  continuing operations                                        $0.31             ($0.01)            $0.55             $0.07
                                            ========================= ================== ================= =================
Diluted earnings (loss) per share                              $0.31             ($0.01)            $0.55             $0.09
 Average shares deemed outstanding
                                                          42,327,761         40,932,041        42,109,539        38,491,684
                                            ========================= ================== ================= =================

Other Data:
Depreciation and amortization                                 $5,678             $5,817           $22,411           $19,954
Capital expenditures                                           7,856              4,864            20,902            22,809

Balance Sheet Data:
(End of period)
Working capital                                                                                  $253,663          $201,195
Goodwill & intangibles (6, 7 & 8)                                                                 118,286            93,184
Total assets                                                                                      670,726           595,883
Current maturities of long-term debt                                                                3,533             2,977
Long-term revolving credit facility                                                                50,213           132,927
Convertible Debt                                                                                  120,000                 -
 Other long-term debt (less current
  maturities)                                                                                       4,209             2,742
Stockholders' equity                                                                              384,798           338,286

(1) Certain reclassifications have been made to prior year balances in order to conform to the current year presentation. The Company reclassified freight revenue previously classified in cost of goods sold to net sales for all periods presented. In addition, the Company adopted Statement of Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13 and Technical Corrections." Accordingly, the Company reclassified the previously recognized extraordinary item from the early extinguishment of debt into continuing operations.

(2) During the fourth quarter of fiscal 2001, the Company decided to close the Longview, Washington facility and relocated most of that facility's production equipment to Hickman, Arkansas. During the first quarter and fourth quarter of fiscal 2002, the Company incurred additional costs related to closing the facility of $681,000 and $861,000, respectively. During the first quarter and the third quarter of fiscal 2002, the Company reversed $312,000 and $44,000, respectively, of the initial accrual primarily as a result of a decision to retain certain employees. During fourth quarter of fiscal 2003, the Company recorded a $584,000 charge to earnings primarily related to the write-down of the carrying value of the land and building. The carrying value approximates the estimated net cash proceeds expected to be received under a signed sales contract. The sale is expected to close during the first half of 2004. These charges reduced income from continuing operations by $0.01 for the quarter and year ended December 31, 2003 and $0.02 for year ended December 31, 2002.

(3) During the fourth quarter of 2003 and 2002, the Company received $0.9 million and $2.7 million, respectively, as a partial recovery for the trade case outstanding with the Department of Commerce. The Company accrued an additional $221,000 which is currently in an escrow account with the Department of Commerce, relating to the tubular division of The LTV Corporation. The Company expects to receive payment from the escrow account during the first half of 2004. These payments were made to several steel and metals companies under "The Continued Dumping and Subsidy Offset Act of 2000" in December of 2003 and 2002. These payments were made to cover certain expenses, including investment in manufacturing facilities and anti-subsidy measures. This recovery increased income from continuing operations by $0.02 for the year ended December 31, 2003 and $0.04 per share for the quarter and year ended December 31, 2002.

(4) During the fourth quarter of 2003, the Company recorded a $528,000 charge to earnings for internal reorganization costs primarily related to its Canadian subsidiaries. The reorganization was done primarily to more appropriately reflect how the Company conducts business in Canada, simplify its cross-border organization structure and reduce cost. This charge reduced earnings by $0.01 for the quarter and year ended December 31, 2003.

(5) On March 29, 2002, the Company completed the sale of its DOM assets for $8.1 million, consisting of cash in the amount of $1.3 million and the buyer's nine year secured promissory note for the balance. The Company recorded a $518,000 after-tax gain to reflect the actual sales price of the transaction. This gain reduced the previously recorded $10.2 million after-tax loss recorded in the first quarter of 2001. During the fourth quarter of 2003, the Company restructured the buyer's promissory note in exchange for the release of its guarantee of certain payment obligations and obtained additional security including the buyer's personal guarantee.

(6) On February 28, 2003, the Company acquired SeaCAT Corporation. The results of SeaCAT's operations have been included in the consolidated financial statements since that date. SeaCAT is a supplier of specialized coiled tubing products for use in umbilicals that are used to control and service sub-sea oil and gas production facilities. The aggregate purchase price for SeaCAT was $21.1 million, consisting of $4.0 million cash, a $5.0 million subordinated note and 733,676 shares of Maverick common stock valued at $12.1 million. The value of the 733,676 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition.

     As of December 31, 2003, the purchase price could be increased by up to an additional $500,000 if SeaCAT achieves certain performance targets through 2005. The cost to acquire SeaCAT has been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The final allocation resulted in acquired goodwill of $7.1 million and other intangibles of $8.1 million.

(7) On December 31, 2002, the Company acquired the assets and certain liabilities of the tubular division of The LTV Corporation for $121.0 million. The results of the tubular division's operations have been included in the consolidated financial statements since that date. The tubular division principally produces and sells a full line of electrical conduit, line pipe and standard pipe products for the U.S. market. The costs to acquire the tubular division have been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The final allocation resulted in acquired goodwill of $32.7 million and other intangibles of $27.4 million.

(8) On March 29, 2002, the Company acquired 100% of the outstanding stock of Precision Tube Holding Corporation. The results of Precision's operations have been included in the consolidated financial statements since that date. Precision is a supplier of coiled tubing products for use in down-hole well servicing and line pipe applications. The aggregate purchase price for the Precision Tube stock was $63.0 million, consisting of $60.7 million in cash (which includes an upward adjustment to reflect the cash on hand as of the closing date) and 200,000 shares of Maverick common stock valued at $2.3 million. The value of the 200,000 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition.

1/21/04